Exhibit 99.B(d)(79)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June 30, 2009

SEI INSTITUTIONAL MANAGED TRUST

Tax-Managed Small Cap Fund

Small Cap Value Fund

Large Cap Growth Fund

Large Cap Fund

Tax Managed Large Cap Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June 30, 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Small Cap Fund	X.XX	%
Small Cap Value Fund	X.XX	%
Large Cap Growth Fund	X.XX	%
Large Cap Fund	X.XX	%
Tax Managed Large Cap Fund	X.XX	%

Agreed and Accepted:

SEI Investments Management Corporation	Neuberger Berman Management LLC

By:	By:

/s/ Aaron C. Buser	/s/ Robert Conti

Name:	Name:

Aaron C. Buser	Robert Conti

Title:	Title:

Vice President	President